As filed with the Securities and Exchange Commission on March 17, 2021

Registration No. 333-253631

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONNECT BIOPHARMA HOLDINGS LIMITED

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	2834	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Science and Technology Park

East R&D Building, 3rd Floor

6 Beijing West Road, Taicang

Jiangsu Province, China 215400

Tel: +86 512 5357 7866

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Connect Biopharm LLC

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Tel: +1 858 344 1036

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cheung Ying (Cathy) Yeung, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912 2500	Patrick A. Pohlen, Esq. Michael E. Sullivan, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 +1 858 523 5400	Alan F. Denenberg Emily Roberts Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 +1 650 752 2000	James C. Lin Davis Polk & Wardwell LLP The Hong Kong Club Building 3A Chater Road Hong Kong +852 2533 3300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)(2)	PROPOSED MAXIMUM OFFERING PRICE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(3)	AMOUNT OF REGISTRATION FEE (4)
Ordinary shares, par value $0.000174 per share (1)	10,781,250	$17.00	$183,281,250	$19,996

(1)	These ordinary shares are represented by American Depositary Shares, or ADSs, with each ADS representing one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby are registered pursuant to a separate registration statement on Form F-6 (File No. 333-254215).
(2)	Includes 1,406,250 additional ordinary shares, represented by ADSs, which are issuable upon the exercise of the underwriters’ option to purchase additional ADSs.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) Registration Statement on Form F-1 (the “Registration Statement” being filed solely for the purpose of filing Exhibits 8.3 and 23.4 to the Registration Statement and refiling Exhibits 5.1, 8.1, 8.2, 10.3, 23.2, 23.3 and 99.2 to the Registration Statement with modifications. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement, filed on March 12, 2021.

PART II—INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering amended and restated articles of association that we expect to adopt to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, costs, charges, expenses, losses, and damages incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, which is to include without prejudice to the generality of the foregoing, any costs, expenses, losses or damages incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information furnished to us in writing by the underwriters expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities

Issuance of Capital Stock

The following sets forth information regarding all unregistered securities sold since January 1, 2018.

∎

On December 20, 2018, we issued 3,109,000 Series Pre-A Preferred Shares to certain preferred shareholders of Suzhou Connect Biopharma Co., Ltd., or Connect SZ, as consideration in exchange for the same equity interests they held in Connect SZ.

∎

On December 20, 2018, we issued 8,471,200 Series A Preferred Shares to certain preferred shareholders of Suzhou Connect Biopharma Co., Ltd., or Connect SZ, as consideration in exchange for the same equity interests they held in Connect SZ.

∎

On December 20, 2018, we issued and sold to investors in private placements an aggregate of 10,127,579 Series B Preferred Shares at a subscription price of $5.4307 per share, for aggregate consideration of $55 million.

∎	On April 14, 2020, we issued 245,798 ordinary shares to each of BioFortune Inc. and Zheng Wei, Ph.D.

∎

On August 21, 2020, we issued and sold to investors in private placements an aggregate of 16,605,196 Series C Preferred Shares at a subscription price of $6.3233 per share, for aggregate consideration of $105 million.

∎

On December 1, 2020, we issued and sold to investors in private placements an aggregate of 4,744,341 Series C Preferred Shares at a subscription price of $6.3233 per share, for aggregate consideration of $30 million.

II-1

∎

From December 2018 through December 2020, we issued 2,570,864 ordinary shares to Connect Union as nominee for purposes of the implementation of awards issued or to be issued to employees, directors and consultants of our company pursuant to the 2019 Plan.

∎

From November 2019 through March 2021, pursuant to the 2019 Plan, we granted share options to purchase an aggregate of 2,570,821 ordinary shares at a weighted-average exercise price of $7.97 to certain of our employees, directors and consultants in connection with services provided to us by such persons. Of those, 7,301 have been exercised and may be issued upon the redemption of Class B ordinary shares of Connect Union previously issued in satisfaction of such options.

Item 8. Exhibits and financial statements

(a)	Exhibits. The exhibits to this registration statement are listed in the Exhibit Index to this registration statement and incorporated herein by reference.

(b)

Financial Statement Schedules. Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our combined financial statements or the notes thereto.

Item 9. Undertakings

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

1.1*	Form of Underwriting Agreement

3.1*	Fourth Amended and Restated Memorandum and Articles of Association, as currently in effect

3.2*	Form of Amended and Restated Memorandum and Articles of Association, effective immediately prior to the completion of this offering

4.1*	Specimen Certificate for Ordinary Shares

4.2*	Form of Deposit Agreement, among the Registrant, the depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder

4.3*	Specimen American Depositary Receipt (included in Exhibit 4.2)

4.4*	Second Amended and Restated Shareholders Agreement, dated as of December 1, 2020, between the Registrant, its subsidiaries and certain of its shareholders

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

8.3	Opinion of Latham & Watkins LLP regarding certain US tax matters

10.1#*	Connect Biopharma Holdings Limited 2019 Stock Incentive Plan

10.2#*	Form of Indemnification Agreement, between the Registrant and its directors and executive officers

10.3#	Form of 2021 Incentive Award Plan and form of share option grant notice and share option agreement thereunder

10.4#*	Form of 2021 Employee Share Purchase Plan

10.5†*	Exclusive License Agreement, dated June 19, 2012, between Arena Pharmaceuticals, Inc. and Connect Biopharm LLC

10.6†*	Amendment #1 to Exclusive License Agreement, dated October 15, 2015, between Arena Pharmaceuticals, Inc. and Connect Biopharm LLC

10.7†*	Amendment #2 to Exclusive License Agreement, dated as of February 23, 2018, between Arena Pharmaceuticals, Inc. and Connect Biopharm LLC

10.8†*	Amendment #3 to Exclusive License Agreement, dated as of November 19, 2020, between Arena Pharmaceuticals, Inc. and Connect Biopharm LLC

10.9*	English translation of House Lease Contract, dated February 1, 2019, between Suzhou Connect Biopharma Co., Ltd. and Taicang Science and Technology Venture Park Co., Ltd.

10.10*	English translation of House Lease Contract, dated August 1, 2020, between Suzhou Connect Biopharma Co., Ltd. and Taicang Science and Technology Venture Park Co., Ltd.

10.11#*	Employment Agreement, effective as of January 1, 2021, between Connect Biopharm LLC and Zheng Wei, Ph.D.

10.12#*	Employment Agreement, effective as of January 1, 2021, between Connect Biopharma HongKong Limited and Wubin Pan, Ph.D.

10.13#*	English translation of the Labor Contract, dated as of January 2, 2020, between the Registrant and Lei Sun, Ph.D.

10.14#*	Employment Letter Agreement, dated January 19, 2021, by and between Connect Biopharm LLC and Selwyn Ho, MB BS, as amended

10.15#*	Contract of Employment, dated January 20, 2021, between Globalization Partners Limited and Selwyn Ho, MB BS

21.1*	List of Subsidiaries

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.3)

24.1*	Powers of Attorney (included on signature page to the registration statement)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Han Kun Law Offices regarding certain PRC law matters

*	Previously filed.
†	Portions of this exhibit (indicated by asterisks) have been omitted because the registrant has determined they are not material and would likely cause competitive harm to the registrant if publicly disclosed.
#	Indicates senior management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taicang, China on March 17, 2021.

CONNECT BIOPHARMA HOLDINGS LIMITED

By:	/s/ Zheng Wei, Ph.D.
	Name:	Zheng Wei, Ph.D.
	Title:	Chief Executive Officer

NAME	TITLE

/s/ Zheng Wei, Ph.D. Zheng Wei, Ph.D.	Chief Executive Officer and Member of the Board (Principal Executive Officer)

* Eric Hall	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Wubin Pan, Ph.D.	President and Chairman of the Board

* Derek DiRocco, Ph.D.	Member of the Board

* Kan Chen, Ph.D.	Member of the Board

* Jinghua (Jennifer) Jin	Member of the Board

* Karen J. Wilson	Member of the Board

* Kleanthis G. Xanthopoulos, Ph.D.	Member of the Board

*By:	/s/ Zheng Wei, Ph.D.
Zheng Wei, Ph.D.
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Connect Biopharma Holdings Limited has signed this registration statement on March 17, 2021.

Connect Biopharm LLC

By:	/s/ Zheng Wei, Ph.D.
Name: Zheng Wei, Ph.D.
Title: Authorized Signatory